Exhibit 23.6

Company Registration No. 201723356G

VIA E-MAIL	CONFIDENTIAL

DATE:	6 November 2020

TO:	EBANG INTERNATIONAL HOLDINGS INC.
26-27/F, Building 3, Xinbei Qianjiang International Building Qianjiang Economic and Technological Development Zone Yuhang District, Hangzhou, Zhejiang, 311100 People’s Republic of China

FROM:	Bayfront Law LLC

WRITER:	clarence.guo@bayfrontlaw.sg

SUBJECT:	Registration Statement on Form F-1 (File No. 333-249647)

Ladies and Gentlemen:

We have acted as special Singapore counsel to Ebang International Holdings Inc., a company incorporated under the laws of the Cayman Islands (the Company), in connection with the filing of a registration statement on Form F-1 (Reg. No. 333-249647) (as amended, the Registration Statement), under the Securities Act of 1933, as amended (the Securities Act), in connection with the follow-on offering of the Company’s securities described therein.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours sincerely

/s/ Bayfront Law LLC
BAYFRONT LAW LLC

BAYFRONT LAW LLC
20 COLLYER QUAY, #23-01 SINGAPORE 049319	OFFICE TEL: +65 8797 7183